Exhibit 99.1

                                  NEWS RELEASE


                              Contact:   Richard N. Grubb,
                                         Executive Vice President and
                                         Chief Financial Officer or
                                         Robert A. Freece, Senior Vice President

                                         610/644-1300

FOR IMMEDIATE RELEASE

VISHAY COMPLETES ACQUISITION OF GENERAL SEMICONDUCTOR;
BECOMES #2 MANUFACTURER OF DISCRETE SEMICONDUCTOR WORLDWIDE,
#1 IN DIODES & #1 IN RECTIFIERS

MALVERN, PENNSYLVANIA, - November 2, 2001 - Vishay Intertechnology, Inc. (NYSE:VSH) announced today that it had completed the acquisition of General Semiconductor, Inc. (NYSE:SEM) following approval of the transaction and related matters by stockholders of the two companies at meetings held earlier today.

Stockholders of General Semiconductor are receiving 0.563 of a share of Vishay's common stock for each General Semiconductor share, or a value of $10.74 per General Semiconductor share based on Vishay's November 1 closing price on the New York Stock Exchange of $19.08 per share.

Commenting on the transaction, Dr. Felix Zandman, Vishay's Chairman and Chief Executive Officer, remarked: "We are very pleased to complete the acquisition of General Semiconductor and to welcome General Semiconductor stockholders as new stockholders of Vishay. The transaction further secures our position as one of the premier manufacturers and suppliers of discrete electronic components worldwide. With this acquisition, Vishay becomes the #2 manufacturer of discrete semiconductors worldwide and the #1 manufacturer of diodes and rectifiers worldwide. The acquisition also will reinforce Vishay's position in small signal transistors, power metal oxide-semiconductor field effect-transistors (MOSFETs) and power integrated circuits (ICs)."

Dr. Zandman continued, "The combination of our two companies is expected to open up new opportunities for product innovation and development, promote important efficiencies and lay the foundations for future growth. Especially in these uncertain times, we believe that the strengths and synergies of the combined company will preserve and enhance value for all Vishay stockholders.

General Semiconductor is a leader in the design, manufacture and distribution of semiconductors serving the power management market. General Semiconductor provides customers with a

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broad array of products,  including  rectifiers,  transient voltage suppressors, small-signal transistors, diodes, MOSFETs and analog ICs. Its global customer base includes original equipment manufacturers, electronic distributors and contract equipment manufacturers. Key market segments for its products include automotive, computer, consumer and telecommunications. General Semiconductor had year 2000 sales of $494 million split 42% in Asia, 30% in Europe and 28% in North America.

Vishay, a Fortune 1,000 Company with year 2000 sales of $2.5 billion, is the largest U.S. and European manufacturer of passive electronic components (resistors, capacitors, inductors). Vishay is the #2 manufacturer of discrete semiconductors worldwide and the #1 manufacturer of diodes and rectifiers worldwide. Vishay is also the world's largest manufacturer of infrared communication devices (IRDCs), and has a leading position in power and analog switching circuits. Vishay's components can be found in products manufactured in a very broad range of industries worldwide. With headquarters in Malvern, Pennsylvania, Vishay employs over 17,000 people in 66 plants in the U.S., Mexico, Germany, Austria, the United Kingdom, France, Portugal, the Czech Republic, Hungary, Israel, Taiwan, China and the Philippines. Vishay can be found on the Internet at http://www.vishay.com.

This press release contains forward-looking statements based on current expectations or beliefs, as well as assumptions about future events. These statements and all other statements that are not historical facts are subject to factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The reader is cautioned not to put undue reliance on these forward-looking statements, which are not a guarantee of future performance and are subject to a number of uncertainties and other factors, many of which are outside the control of Vishay. The forward-looking statements in this release address the potential benefits of the acquisition of General Semiconductor. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: the timing and success of integrating Vishay's and General Semiconductor's businesses; competition and technological changes in the industries in which Vishay and General Semiconductor operate; and general economic, business and political conditions. For a detailed discussion of these and other factors likely to influence future results, please refer to Vishay and General Semiconductor's filings with the Securities and Exchange Commission.